Exhibit 10.1

James Thrall M.D.

PH 314 Union Wharf

343 Commercial Street

Boston, MA 02109

December 20, 2004

Dear Jim,

We were delighted to learn of your interest in joining us at EZ EM as a member of the Board of Directors. We have placed your name in nomination and the Board of Directors voted unanimously to extend an offer to you to join the Board. We recognize your acceptance will be contingent on approval by the Massachusetts General Hospital. Should you receive their approval we would invite you to join us at our next Board meeting which is scheduled in Miami on January 17, 2005 where we will formally elect you as a director.

Our Board at EZ EM is quite active; you will be expected to prepare for each meeting by thoroughly reviewing the agenda and all submitted materials. We will assign an independent Board mentor to you in the first year of your service to answer any questions prior to these meetings. Each Board member is expected to serve on at least one committee; you will be assigned a committee within six (6) months of joining the Board. There are at least four (4) Board meetings each year, each committee generally meets several times a year, there will be at least one meeting of independent directors and there can be additional telephone meetings (the frequency of which depends on current issues). The next three Board meetings are scheduled as follows:

January 17, 2005	Miami, FL. - South Beach Marriott
May 24, 2005	EZ EM - Lake Success, New York
August 16, 2005	EZ EM – Montreal, Canada

1111 Marcus Avenue, suite LL-26, Lake Success, NY 11042

Ph: (516) 333-8230 Fax: (516) 302-2920

If possible, we would like to schedule a new director orientation program for you on a date which is mutually convenient. In this one day session we will ask key members of the staff to introduce the company, its products and strategic issues. One of our independent directors and the CEO will also bring you up- to- date on contemporary issues at the Board level, if there are any.

As Paul Edgerton discussed, EZ EM Board compensation increased this year as a reflection of the time required to fulfill obligations to share holders. Your compensation will be as follows:

New Director Grant:	24,000 stock options vest in 1/3 each year over 3 years

Annual Retainer: $24,000, paid $2,000 per month

Meeting Attendance Fee - $1,750 meeting attendance fee for each in person meeting attended

Telephonic Meeting Fee - $500

Committee Meeting Fees – (in person) $1,500 for Chairman of the committee, $1,000 for each committee member

Telephonic Committee Meeting Fee – $500 for each Committee Member, $750 for Chairman of committee

4,000 Stock Options (annually) vest in 1/3 over 3 years, date of grant on or about June 1 each year

1,000 shares of stock (annually) vest immediately date of grant on or about November 1 of each year, however a director must provide director services to the Company for the preceding 12 month period to be eligible to receive such shares.

On behalf of the full Board of Directors; we look forward to your election to our Board and to your contribution to the future success of EZ EM. Please acknowledge your acceptance of the above by signing this letter below and return it by fax to Peter Graham, Vice President - General Counsel at (516) 302-2918.

Sincerely,

/s/ Robert J. Beckman

Robert J. Beckman

Chairman, Nominations and Governance Committee

Acknowledged By: /s/ James H. Thrall

Date: 1/7/2005

1111 Marcus Avenue, suite LL-26, Lake Success, NY 11042

Ph: (516) 333-8230 Fax: (516) 302-2920